Exhibit 99.1
Cable One Reports First Quarter 2023 Results
May 4, 2023 – PHOENIX – (BUSINESS WIRE) – Cable One, Inc. (NYSE: CABO) (the “Company” or “Cable One”) today reported financial and operating results for the quarter ended March 31, 2023.

	Three Months Ended March 31,
(dollars in thousands)	2023	2022	$ Change	% Change
Revenues	$421,894	$426,726	$(4,832)	(1.1)
Net income	$57,426	$171,476	$(114,050)	(66.5)
Net profit margin	13.6%	40.2%
Cash flows from operating activities	$161,787	$188,719	$(26,932)	(14.3)
Adjusted EBITDA(1)	$228,774	$226,534	$2,240	1.0
Adjusted EBITDA margin(1)	54.2%	53.1%
Capital expenditures	$96,106	$99,448	$(3,342)	(3.4)
Adjusted EBITDA less capital expenditures(1)	$132,668	$127,086	$5,582	4.4

"We are pleased with our strong start to 2023," said Julie Laulis, President and CEO of Cable One. "We added more than 2,200 residential data subscribers during the first quarter and realized robust Adjusted EBITDA margin, providing further evidence that our ongoing capital investment in our state-of-the-art network, alongside our long-term commitment to the rural communities we serve, continues to differentiate our brands in the marketplace."
First Quarter 2023 Highlights:
•Net income was $57.4 million in the first quarter of 2023 compared to $171.5 million in the first quarter of 2022. Adjusted EBITDA was $228.8 million in the first quarter of 2023 compared to $226.5 million in the first quarter of 2022. Net profit margin was 13.6% and Adjusted EBITDA margin was 54.2%.
•Net cash provided by operating activities was $161.8 million in the first quarter of 2023 compared to $188.7 million in the first quarter of 2022. Adjusted EBITDA less capital expenditures was $132.7 million in the first quarter of 2023 compared to $127.1 million in the first quarter of 2022.

•Total revenues were $421.9 million in the first quarter of 2023 compared to $426.7 million in the first quarter of 2022. Year-over-year, residential data revenues increased 5.5% while business services revenues were essentially flat. Business services revenues for the first quarter of 2022 included $2.4 million from the Divested Operations(2).

•Residential data primary service units (“PSUs”) grew by 3,677, or 0.4%, year-over-year, and grew by 2,235, or 0.2%, sequentially from the fourth quarter of 2022. Residential data average monthly revenue per unit (“ARPU”) was $83.58 for the first quarter of 2023, an increase of $3.62, or 4.5%, from the prior year quarter.
•The Company repurchased 56,766 shares of its common stock at an aggregate cost of $41.8 million, representing 1.0% of outstanding shares at December 31, 2022, and paid $16.5 million in dividends during the first quarter of 2023. The Company had $200.4 million of remaining share repurchase authorization as of March 31, 2023.
•On February 22, 2023, the Company opportunistically amended, upsized and extended certain existing credit facilities totaling approximately $2.0 billion with a core group of its lenders, most notably achieving extended maturities, enhanced liquidity and improved strategic flexibility at comparable costs to the existing facilities.

(1)Adjusted EBITDA, Adjusted EBITDA margin and Adjusted EBITDA less capital expenditures are defined in the section of this press release entitled “Use of Non-GAAP Financial Measures.” Adjusted EBITDA and Adjusted EBITDA less capital expenditures are reconciled to net income, Adjusted EBITDA margin is reconciled to net profit margin and Adjusted EBITDA less capital expenditures is also reconciled to net cash provided by operating activities. Refer to the “Reconciliations of Non-GAAP Measures” tables within this press release.
(2)During the second quarter of 2022, Cable One divested its Tallahassee, Florida system and certain other non-core assets (collectively, the "Divested Operations"). The results discussed and presented in the tables within this press release exclude the Divested Operations from their respective divestiture dates.

First Quarter 2023 Financial Results Compared to First Quarter 2022
Revenues decreased $4.8 million, or 1.1%, to $421.9 million for the first quarter of 2023 due primarily to decreases in residential video and residential voice revenues, partially offset by an increase in residential data revenues. Year-over-year business services revenues were essentially flat. Business services revenues for the first quarter of 2022 included $2.4 million from the Divested Operations.

Net income was $57.4 million in the first quarter of 2023 compared to $171.5 million in the prior year quarter. Net income for the first quarter of 2023 reflected interest expense of $41.2 million, an $11.1 million increase year-over-year, and income tax expense of $22.3 million, a $19.2 million decrease year-over-year. Net income for the first quarter of 2023 also included a $12.3 million non-cash mark-to-market gain on the investment in Point Broadband Holdings, LLC and an $8.0 million non-cash loss on fair value adjustment associated with the call and put options to acquire the remaining equity interests in Mega Broadband Investments Holdings LLC (the "MBI Net Option"). Net income for the first quarter of 2022 included an $84.6 million non-cash gain on fair value adjustment associated with the MBI Net Option fair value adjustment and a $22.1 million non-cash gain associated with the Company's contribution of certain fiber operations to Clearwave Fiber LLC, a joint venture amongst the Company and certain unaffiliated third-party investors. Net profit margin was 13.6% in the first quarter of 2023 compared to 40.2% in the prior year quarter.

Adjusted EBITDA was $228.8 million and $226.5 million for the first quarter of 2023 and 2022, respectively. Adjusted EBITDA for the first quarter of 2023 reflected lower programming expenses as a result of video customer losses, and decreased marketing and health insurance costs. The decrease is partially offset by higher labor and other compensation-related expenses, software costs and property taxes. Adjusted EBITDA margin increased to 54.2% in the first quarter of 2023 from 53.1% in the prior year quarter.

Net cash provided by operating activities was $161.8 million in the first quarter of 2023 compared to $188.7 million in the first quarter of 2022, driven by higher interest and tax payments and the timing of working capital changes. Capital expenditures for the first quarter of 2023 totaled $96.1 million compared to $99.4 million for the first quarter of 2022. Adjusted EBITDA less capital expenditures for the first quarter of 2023 was $132.7 million compared to $127.1 million in the prior year quarter.

Liquidity and Capital Resources
At March 31, 2023, the Company had $202.7 million of cash and cash equivalents on hand compared to $215.2 million at December 31, 2022. The Company’s debt balance was approximately $3.8 billion at both March 31, 2023 and December 31, 2022. The Company had $488.0 million of borrowings and $512.0 million available for borrowing under its revolving credit facility as of March 31, 2023.

On February 22, 2023, the Company amended and restated its credit agreement (the "New Credit Agreement") to, among other things, (i) increase the aggregate principal amount of commitments under its revolving credit facility by $500.0 million to $1.0 billion; (ii) extend the scheduled maturity of its revolving credit facility from October 2025 to February 2028; (iii) upsize the outstanding principal amount under its $625.0 million original principal term loan maturing in 2027 (the "Term Loan B-3") by $150.0 million to $757.0 million; (iv) extend the scheduled maturities of its $250.0 million term loan maturing in 2027 (the "Term Loan B-2") and the Term Loan B-3 from October 2027 to October 2029 (subject to certain adjustments); and (v) transition the benchmark interest rate for its revolving credit facility, the Term Loan B-2 and the Term Loan B-3 from the London Interbank Offered Rate ("LIBOR") to the Secured Overnight Financing Rate plus a 10 basis point credit spread adjustment. The variable interest rate spread on the Company's revolving credit facility remained unchanged while the fixed spreads on the Term Loan B-2 and the Term Loan B-3 increased from 2.00% to 2.25%. Except as described above, the New Credit Agreement did not make any material changes to the principal terms of its revolving credit facility or its term loans. Upon the effectiveness of the New Credit Agreement, the Company drew $488.0 million under its revolving credit facility and, together with the net proceeds from the upsized Term Loan B-3, repaid all $638.3 million aggregate principal amount of its outstanding term "A-2" loan tranche that was scheduled to mature on October 30, 2025.
Conference Call
Cable One will host a conference call with the financial community to discuss results for the first quarter of 2023 on Thursday, May 4, 2023, at 5 p.m. Eastern Time (ET).

The conference call will be available via an audio webcast on the Cable One Investor Relations website at ir.cableone.net or by dialing 1-833-470-1428 (International: 1-404-662-2808) and using the access code 995399. Participants should register for the webcast or dial in for the conference call shortly before 5 p.m. ET.
A replay of the call will be available from May 4, 2023 until May 18, 2023 at ir.cableone.net.
Additional Information Available on Website
The information in this press release should be read in conjunction with the condensed consolidated financial statements and notes thereto contained in the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2023, which will be posted on the “SEC Filings” section of the Cable One Investor Relations website at ir.cableone.net when it is filed with the Securities and Exchange Commission (the “SEC”). Investors and others interested in more information about Cable One should consult the Company’s website, which is regularly updated with financial and other important information about the Company.

Use of Non-GAAP Financial Measures
The Company uses certain measures that are not defined by generally accepted accounting principles in the United States (“GAAP”) to evaluate various aspects of its business. Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA less capital expenditures and capital expenditures as a percentage of Adjusted EBITDA are non-GAAP financial measures and should be considered in addition to, not as superior to, or as a substitute for, net income, net profit margin, net cash provided by operating activities or capital expenditures as a percentage of net income reported in accordance with GAAP. Adjusted EBITDA and Adjusted EBITDA less capital expenditures are reconciled to net income, Adjusted EBITDA margin is reconciled to net profit margin and capital expenditures as a percentage of Adjusted EBITDA is reconciled to capital expenditures as a percentage of net income. Adjusted EBITDA less capital expenditures is also reconciled to net cash provided by operating activities. These reconciliations are included in the “Reconciliations of Non-GAAP Measures” tables within this press release.
“Adjusted EBITDA” is defined as net income plus interest expense, income tax provision, depreciation and amortization, equity-based compensation, (gain) loss on deferred compensation, acquisition-related costs, (gain) loss on asset sales and disposals, system conversion costs, (gain) loss on sale of business, equity method investment (income) loss, other (income) expense and other unusual items, as provided in the “Reconciliations of Non-GAAP Measures” tables within this press release. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company’s business as well as other non-cash or special items and is unaffected by the Company’s capital structure or investment activities. This measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the Company’s cash cost of debt financing. These costs are evaluated through other financial measures.
“Adjusted EBITDA margin” is defined as Adjusted EBITDA divided by total revenues.
“Adjusted EBITDA less capital expenditures,” when used as a liquidity measure, is calculated as net cash provided by operating activities excluding the impact of capital expenditures, interest expense, income tax provision, changes in operating assets and liabilities, change in deferred income taxes and other unusual items, as provided in the “Reconciliations of Non-GAAP Measures” tables within this press release.
“Capital expenditures as a percentage of Adjusted EBITDA” is defined as capital expenditures divided by Adjusted EBITDA.
The Company uses Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA less capital expenditures and capital expenditures as a percentage of Adjusted EBITDA to assess its performance, and it also uses Adjusted EBITDA less capital expenditures as an indicator of its ability to fund operations and make additional investments with internally generated funds. In addition, Adjusted EBITDA generally correlates to the measure used in the leverage ratio calculations under the Company’s credit agreement and the indenture governing the Company’s non-convertible senior unsecured notes to determine compliance with the covenants contained in the credit agreement and the ability to take certain actions under the indenture governing the non-convertible senior unsecured notes. Adjusted EBITDA and capital expenditures as a percentage of Adjusted EBITDA are also significant performance measures used by the Company in its incentive compensation programs. Adjusted EBITDA does not take into account cash used for mandatory debt service requirements or other non-discretionary expenditures, and thus does not represent residual funds available for discretionary uses.
The Company believes that Adjusted EBITDA, Adjusted EBITDA margin and capital expenditures as a percentage of Adjusted EBITDA are useful to investors in evaluating the operating performance of the Company. The Company believes that Adjusted EBITDA less capital expenditures is useful to investors as it shows the Company’s performance while taking into account cash outflows for capital expenditures and is one of several indicators of the Company’s ability to service debt, make investments and/or return capital to its stockholders.
Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA less capital expenditures, capital expenditures as a percentage of Adjusted EBITDA and similar measures with similar titles are common measures used by investors, analysts and peers to compare performance in the Company’s industry, although the Company’s measures of Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA less capital expenditures and capital expenditures as a percentage of Adjusted EBITDA may not be directly comparable to similarly titled measures reported by other companies.
About Cable One
Cable One, Inc. (NYSE:CABO) is a leading broadband communications provider committed to connecting customers and communities to what matters most. Through Sparklight® and the associated Cable One family of brands, the Company serves more than 1.1 million residential and business customers in 24 states as of March 31, 2023. Powered by a fiber-rich network, the Cable One family of brands provide residential customers with a wide array of connectivity and entertainment services, including Gigabit speeds, advanced Wi-Fi and video. For businesses ranging from small and mid-market up to enterprise, wholesale and carrier, the Company offers scalable, cost-effective solutions that enable businesses of all sizes to grow, compete and succeed.
Contacts

Trish Niemann	Todd Koetje
Vice President, Communications Strategy	Chief Financial Officer
602-364-6372	investor_relations@cableone.biz
patricia.niemann@cableone.biz

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This communication may contain “forward-looking statements” that involve risks and uncertainties. These statements can be identified by the fact that they do not relate strictly to historical or current facts, but rather are based on current expectations, estimates, assumptions and projections about the Company’s industry, business, strategy, acquisitions and strategic investments, dividend policy, financial results and financial condition. Forward-looking statements often include words such as “will,” “should,” “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance in connection with discussions of future operating or financial performance. As with any projection or forecast, forward-looking statements are inherently susceptible to uncertainty and changes in circumstances. The Company’s actual results may vary materially from those expressed or implied in its forward-looking statements. Accordingly, undue reliance should not be placed on any forward-looking statement made by the Company or on its behalf. Important factors that could cause the Company’s actual results to differ materially from those in its forward-looking statements include government regulation, economic, strategic, political and social conditions and the following factors, which are discussed in the Company’s latest Annual Report on Form 10-K as filed with the SEC:

•rising levels of competition from historical and new entrants in the Company’s markets;
•recent and future changes in technology, and the Company's ability to develop, deploy and operate new technologies, service offerings and customer service platforms;
•the Company’s ability to continue to grow its residential data and business services revenues and customer base;
•increases in programming costs and retransmission fees;
•the Company’s ability to obtain hardware, software and operational support from vendors;
•risks that the Company may fail to realize the benefits anticipated as a result of the Company's purchase of the remaining interests in Hargray Acquisition Holdings, LLC that the Company did not already own;
•risks relating to existing or future acquisitions and strategic investments by the Company;
•risks that the implementation of the Company’s new enterprise resource planning system disrupts business operations;
•the integrity and security of the Company’s network and information systems;
•the impact of possible security breaches and other disruptions, including cyber-attacks;
•the Company’s failure to obtain necessary intellectual and proprietary rights to operate its business and the risk of intellectual property claims and litigation against the Company;
•legislative or regulatory efforts to impose network neutrality and other new requirements on the Company’s data services;
•additional regulation of the Company’s video and voice services;
•the Company’s ability to renew cable system franchises;
•increases in pole attachment costs;
•changes in local governmental franchising authority and broadcast carriage regulations;
•the potential adverse effect of the Company’s level of indebtedness on its business, financial condition or results of operations and cash flows;
•the restrictions the terms of the Company’s indebtedness place on its business and corporate actions;
•the possibility that interest rates will continue to rise, causing the Company’s obligations to service its variable rate indebtedness to increase significantly;
•the transition away from LIBOR and the adoption of alternative reference rates;
•risks associated with the Company’s convertible indebtedness;
•the Company’s ability to continue to pay dividends;
•provisions in the Company’s charter, by-laws and Delaware law that could discourage takeovers and limit the judicial forum for certain disputes;
•adverse economic conditions, labor shortages, supply chain disruptions, changes in rates of inflation and the level of move activity in the housing sector;
•pandemics, epidemics or disease outbreaks, such as the COVID-19 pandemic, have, and may continue to, disrupt the Company's business and operations, which could materially affect the Company's business, financial condition, results of operations and cash flows;
•lower demand for the Company's residential data and business services;
•fluctuations in the Company’s stock price;
•dilution from equity awards, convertible indebtedness and potential future convertible debt and stock issuances;
•damage to the Company’s reputation or brand image;
•the Company’s ability to retain key employees (whom we refer to as associates);
•the Company’s ability to incur future indebtedness;
•provisions in the Company’s charter that could limit the liabilities for directors; and
•the other risks and uncertainties detailed from time to time in the Company’s filings with the SEC, including but not limited to those described under "Risk Factors" in its latest Annual Report on Form 10-K as filed with the SEC.
Any forward-looking statements made by the Company in this communication speak only as of the date on which they are made. The Company is under no obligation, and expressly disclaims any obligation, except as required by law, to update or alter its forward-looking statements, whether as a result of new information, subsequent events or otherwise.

CABLE ONE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended March 31,		Change	% Change
(dollars in thousands, except per share data)	2023	2022
Revenues
Residential data	$242,697	$230,153	$12,544	5.5%
Residential video	70,286	84,658	(14,372)	(17.0)%
Residential voice	9,748	11,896	(2,148)	(18.1)%
Business services	76,260	76,498	(238)	(0.3)%
Other	22,903	23,521	(618)	(2.6)%
Total Revenues	421,894	426,726	(4,832)	(1.1)%
Costs and Expenses:
Operating (excluding depreciation and amortization)	112,161	119,421	(7,260)	(6.1)%
Selling, general and administrative	86,745	87,766	(1,021)	(1.2)%
Depreciation and amortization	85,428	87,919	(2,491)	(2.8)%
(Gain) loss on asset sales and disposals, net	5,456	2,490	2,966	119.1%
(Gain) loss on sale of business	—	(22,087)	22,087	(100.0)%
Total Costs and Expenses	289,790	275,509	14,281	5.2%
Income from operations	132,104	151,217	(19,113)	(12.6)%
Interest expense	(41,163)	(30,080)	(11,083)	36.8%
Other income (expense), net	5,294	88,060	(82,766)	(94.0)%
Income before income taxes and equity method investment income (loss), net	96,235	209,197	(112,962)	(54.0)%
Income tax provision	22,295	41,501	(19,206)	(46.3)%
Income before equity method investment income (loss), net	73,940	167,696	(93,756)	(55.9)%
Equity method investment income (loss), net	(16,514)	3,780	(20,294)	NM
Net income	$57,426	$171,476	$(114,050)	(66.5)%

Net Income per Common Share:
Basic	$10.04	$28.49	$(18.45)	(64.8)%
Diluted	$9.62	$26.85	$(17.23)	(64.2)%
Weighted Average Common Shares Outstanding:
Basic	5,718,745	6,018,881	(300,136)	(5.0)%
Diluted	6,128,594	6,444,963	(316,369)	(4.9)%

Unrealized gain (loss) on cash flow hedges and other, net of tax	$(17,942)	$57,404	$(75,346)	(131.3)%
Comprehensive income	$39,484	$228,880	$(189,396)	(82.7)%

NM = Not meaningful.

CABLE ONE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(dollars in thousands, except par values)	March 31, 2023	December 31, 2022
Assets
Current Assets:
Cash and cash equivalents	$202,732	$215,150
Accounts receivable, net	46,149	74,383
Prepaid and other current assets	81,305	57,172
Total Current Assets	330,186	346,705
Equity investments	1,191,217	1,195,221
Property, plant and equipment, net	1,724,660	1,701,755
Intangible assets, net	2,648,431	2,666,585
Goodwill	928,947	928,947
Other noncurrent assets	55,906	74,677
Total Assets	$6,879,347	$6,913,890

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable and accrued liabilities	$145,855	$164,518
Deferred revenue	24,354	23,706
Current portion of long-term debt	18,919	55,931
Total Current Liabilities	189,128	244,155
Long-term debt	3,784,250	3,752,591
Deferred income taxes	964,553	966,821
Other noncurrent liabilities	198,803	192,350
Total Liabilities	5,136,734	5,155,917

Stockholders' Equity
Preferred stock ($0.01 par value; 4,000,000 shares authorized; none issued or outstanding)	—	—
Common stock ($0.01 par value; 40,000,000 shares authorized; 6,175,399 shares issued; and 5,700,002 and 5,766,011 shares outstanding as of March 31, 2023 and December 31, 2022, respectively)	62	62
Additional paid-in capital	583,739	578,154
Retained earnings	1,665,334	1,624,406
Accumulated other comprehensive income (loss)	32,089	50,031
Treasury stock, at cost (475,397 and 409,388 shares held as of March 31, 2023 and December 31, 2022, respectively)	(538,611)	(494,680)
Total Stockholders' Equity	1,742,613	1,757,973
Total Liabilities and Stockholders' Equity	$6,879,347	$6,913,890

CABLE ONE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
(in thousands)	2023	2022
Cash flows from operating activities:
Net income	$57,426	$171,476
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	85,428	87,919
Non-cash interest expense, net	2,317	2,373
Equity-based compensation	5,585	5,205
Write-off of debt issuance costs	3,340	—
Change in deferred income taxes	3,143	23,788
(Gain) loss on asset sales and disposals, net	5,456	2,490
(Gain) loss on sale of business	—	(22,087)
Equity method investment (income) loss, net	16,514	(3,780)
Fair value adjustments	(4,852)	(84,735)
Changes in operating assets and liabilities:
Accounts receivable, net	28,234	19,431
Prepaid and other current assets	(26,220)	(13,408)
Accounts payable and accrued liabilities	(14,004)	(447)
Deferred revenue	648	(115)
Other	(1,228)	609
Net cash provided by operating activities	161,787	188,719

Cash flows from investing activities:
Cash paid for debt and equity investments	—	(10,673)
Capital expenditures	(96,106)	(99,448)
Change in accrued expenses related to capital expenditures	(4,745)	225
Proceeds from sales of property, plant and equipment	137	250
Net cash used in investing activities	(100,714)	(109,646)

Cash flows from financing activities:
Proceeds from long-term debt borrowings	638,000	—
Payment of debt issuance costs	(7,898)	—
Payments on long-term debt	(643,164)	(8,676)
Repurchases of common stock	(41,751)	(69,695)
Payment of withholding tax for equity awards	(2,180)	(4,676)
Dividends paid to stockholders	(16,498)	(16,662)
Net cash used in financing activities	(73,491)	(99,709)

Change in cash and cash equivalents	(12,418)	(20,636)
Cash and cash equivalents, beginning of period	215,150	388,802
Cash and cash equivalents, end of period	$202,732	$368,166

Supplemental cash flow disclosures:
Cash paid for interest, net of capitalized interest	$33,914	$22,393
Cash paid for income taxes, net of refunds received	$43,386	$(42)

CABLE ONE, INC.
RECONCILIATIONS OF NON-GAAP MEASURES
(Unaudited)

	Three Months Ended March 31,
(dollars in thousands)	2023	2022	$ Change	% Change
Net income	$57,426	$171,476	$(114,050)	(66.5)%
Net profit margin	13.6%	40.2%

Plus: Interest expense	41,163	30,080	11,083	36.8%
Income tax provision	22,295	41,501	(19,206)	(46.3)%
Depreciation and amortization	85,428	87,919	(2,491)	(2.8)%
Equity-based compensation	5,585	5,205	380	7.3%
(Gain) loss on deferred compensation	—	(65)	65	(100.0)%
Acquisition-related costs	201	1,282	(1,081)	(84.3)%
(Gain) loss on asset sales and disposals, net	5,456	2,490	2,966	119.1%
System conversion costs	—	573	(573)	(100.0)%
(Gain) loss on sale of business	—	(22,087)	22,087	(100.0)%
Equity method investment (income) loss, net	16,514	(3,780)	20,294	NM
Other (income) expense, net	(5,294)	(88,060)	82,766	(94.0)%
Adjusted EBITDA	$228,774	$226,534	$2,240	1.0%
Adjusted EBITDA margin	54.2%	53.1%

Less: Capital expenditures	$96,106	$99,448	$(3,342)	(3.4)%
Capital expenditures as a percentage of net income	167.4%	58.0%
Capital expenditures as a percentage of Adjusted EBITDA	42.0%	43.9%

Adjusted EBITDA less capital expenditures	$132,668	$127,086	$5,582	4.4%

NM = Not meaningful.

	Three Months Ended March 31,
(dollars in thousands)	2023	2022	$ Change	% Change
Net cash provided by operating activities	$161,787	$188,719	$(26,932)	(14.3)%
Capital expenditures	(96,106)	(99,448)	3,342	(3.4)%
Interest expense	41,163	30,080	11,083	36.8%
Non-cash interest expense	(2,317)	(2,373)	56	(2.4)%
Income tax provision	22,295	41,501	(19,206)	(46.3)%
Changes in operating assets and liabilities	12,570	(6,070)	18,640	NM
Write-off of debt issuance costs	(3,340)	—	(3,340)	NM
Change in deferred income taxes	(3,143)	(23,788)	20,645	(86.8)%
(Gain) loss on deferred compensation	—	(65)	65	(100.0)%
Acquisition-related costs	201	1,282	(1,081)	(84.3)%
System conversion costs	—	573	(573)	(100.0)%
Fair value adjustments	4,852	84,735	(79,883)	(94.3)%
Other (income) expense, net	(5,294)	(88,060)	82,766	(94.0)%
Adjusted EBITDA less capital expenditures	$132,668	$127,086	$5,582	4.4%

NM = Not meaningful.

CABLE ONE, INC.
OPERATING STATISTICS
(Unaudited)

	As of March 31,
(in thousands, except percentages and ARPU data)	2023	2022	Change	% Change
Homes Passed	2,720	2,672	48	1.8%

Residential Customers	1,007	1,033	(26)	(2.5)%

Data PSUs	966	962	4	0.4%
Video PSUs	158	225	(67)	(29.9)%
Voice PSUs	88	102	(14)	(14.1)%
Total residential PSUs	1,211	1,289	(78)	(6.0)%

Business Customers	102	101	1	0.7%

Data PSUs	98	95	3	2.8%
Video PSUs	9	13	(4)	(27.5)%
Voice PSUs	41	41	(1)	(1.5)%
Total business services PSUs	148	149	(2)	(1.0)%

Total Customers	1,109	1,134	(25)	(2.2)%
Total non-video	940	894	46	5.1%
Percent of total	84.7%	78.8%		5.9%

Data PSUs	1,063	1,057	6	0.6%
Video PSUs	167	238	(71)	(29.8)%
Voice PSUs	128	143	(15)	(10.4)%
Total PSUs	1,359	1,438	(79)	(5.5)%

Penetration
Data	39.1%	39.6%		(0.5)%
Video	6.1%	8.9%		(2.8)%
Voice	4.7%	5.4%		(0.6)%

Share of First Quarter Revenues
Residential data	57.5%	53.9%		3.6%
Business services	18.1%	17.9%		0.1%
Total	75.6%	71.9%		3.7%

ARPU - First Quarter
Residential data(1)	$83.58	$79.96	$3.62	4.5%
Residential video(1)	$142.29	$119.91	$22.38	18.7%
Residential voice(1)	$36.23	$38.33	$(2.10)	(5.5)%
Business services(2)	$250.01	$253.33	$(3.32)	(1.3)%

Note: All totals, percentages and year-over-year changes are calculated using exact numbers. Minor differences may exist due to rounding.
(1)ARPU values represent the applicable quarterly residential service revenues (excluding installation and activation fees) divided by the corresponding average of the number of PSUs at the beginning and end of each period, divided by three, except that for any PSUs added or subtracted as a result of an acquisition or divestiture occurring during the period, the associated ARPU values represent the applicable residential service revenues (excluding installation and activation fees) divided by the pro-rated average number of PSUs during such period.
(2)ARPU values represent quarterly business services revenues divided by the average of the number of business customer relationships at the beginning and end of each period, divided by three, except that for any business customer relationships added or subtracted as a result of an acquisition or divestiture occurring during the period, the associated ARPU values represent business services revenues divided by the pro-rated average number of business customer relationships during such period.